Exhibit 99.1

ORBCOMM ANNOUNCES COMPLETION OF ACQUISITION

BY GI PARTNERS

Transaction well-positions Company to continue driving innovation and long-term strategic growth in the industrial IoT

Rochelle Park, NJ, September 1, 2021 – ORBCOMM Inc., a global provider of Internet of Things (IoT) solutions, today announced the completion of its acquisition by GI Partners, a leading US-based private investment management firm, in an all-cash transaction that values ORBCOMM at approximately $1.1 billion, including net debt.

Under the terms of the transaction, which was announced on April 8, 2021, ORBCOMM stockholders will receive $11.50 in cash per outstanding share of common stock, representing a premium of approximately 52% to ORBCOMM’s closing share price on April 7th and a 50% premium over the 90-day volume-weighted average share price through that date. The transaction was approved by ORBCOMM stockholders on July 8, 2021. Effective today, ORBCOMM is a privately-held company, and its common stock is no longer listed on the Nasdaq Stock Market.

“ORBCOMM’s partnership with GI Partners represents an exciting new chapter for the Company’s continued leadership in the industrial IoT,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “As a privately held company, we will have the resources and flexibility to accelerate growth by enhancing our operations, fast-tracking innovation, entering new markets, and focusing on customer success.”

“ORBCOMM’s best-in-class IoT solutions are integral to some of the world’s largest enterprises, and we are confident that our strategic investments will build on the Company’s impressive market position and help them achieve the pivotal next phase of growth,” said Mark Prybutok, Managing Director of GI Partners. “GI Partners and ORBCOMM are aligned on our go-forward strategy, and we will hit the ground running with Marc and the ORBCOMM team on the significant value-creation opportunities we have identified to drive growth and innovation in high-potential IoT markets,” said Brendan Scollans, Managing Director of GI Partners.

PJT Partners and Raymond James served as financial advisors to ORBCOMM, and Milbank LLP served as legal counsel. Evercore served as financial advisor to GI Partners, and Simpson Thacher & Bartlett LLP and Morgan, Lewis & Bockius LLP served as legal counsel.

About ORBCOMM Inc.

ORBCOMM is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com. You can also connect with ORBCOMM at https://blog.orbcomm.com, on Twitter at @ORBCOMM_Inc, at https://www.linkedin.com/company/orbcomm or https://www.youtube.com/c/ORBCOMM_Inc.

About GI Partners

Founded in 2001, GI Partners is a private investment firm based in San Francisco, California. The firm has raised over $28 billion in capital from leading institutional investors around the world to invest in its private equity, real estate, and data infrastructure strategies. The private equity team invests primarily in companies in the Healthcare, IT Infrastructure, Services, and Software sectors. The real estate team invests across a broad range of platforms and strategies. The data infrastructure team invests primarily in hard asset infrastructure businesses underpinning the digital economy. For more information on GI Partners and its portfolio, please visit www.gipartners.com.

ORBCOMM Contacts
For Corporate Relations:	For Trade Media:

Michelle Ferris	Sue Rutherford
Senior Director of Corporate Communications	VP of Marketing
+1 703.462.3894	+1 613.290.1169
ferris.michelle@orbcomm.com	rutherford.sue@orbcomm.com
investorrelations@orbcomm.com	mediarelations@orbcomm.com

GI Partners Media Contacts
Chris Tofalli	Gretchen Robinson
Chris Tofalli Public Relations LLC	GI Partners
Chris@tofallipr.com	grobinson@gipartners.com